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                                                                   EXHIBIT 23.24

                                CONSENT OF EXPERT

                  Reference is made to the Registration Statement on Form 40-F (the "Registration Statement") of Ivanhoe Mines Ltd. (the "Company") to be filed with the United States Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended.

                  I hereby consent to (i) the use of and reference to my name and my reports, and the inclusion of information derived from my reports, under the heading "Item 4 - Narrative Description of Business - Oyu Tolgoi Gold and Copper Project, Mongolia - Sampling & Analysis" in the Company's Annual Information Form for the year ended December 31, 2001, dated May 16, 2002; (ii) the use of my name in the section entitled "Full Description of Material Change" in the Company's Material Change Report dated March 7, 2003; (iii) the use of my name in the section entitled "Full Description of Material Change" in the Company's Material Change Report dated July 31, 2003; and (iv) the use of my name in the section entitled "Full Description of Material Change" in the Company's Material Change Report dated August 18, 2003, each as incorporated by reference into the Registration Statement.

Sincerely,

_______________________________
Name: Dr. Barry W. Smee, Ph.D.
Title: P. Geo.

Date: November 17, 2003